EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-11 of Jones Lang LaSalle Income Property Trust of our report dated March 8, 2012, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 3A, as to which the date is June 26, 2012, relating to the financial statements and financial statement schedule, which appears in Jones Lang LaSalle Income Property Trust’s Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Chicago, IL

December 19, 2014

PricewaterhouseCoopers LLP, One North Wacker Drive Chicago, IL,60606

T: (312)298 2000, F: (312) 298 2001, www.pwc.com/us